UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lyman, Roderick
   c/o PSINet Inc.
   44983 Knoll Square
   Ashburn, VA  20147
   USA
2. Issuer Name and Ticker or Trading Symbol
   PSINet Inc.
   PSIX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 30, 2000
5. If Amendment, Date of Original (Month/Year)
   December 6, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Vice President - PSINet Inc. & President - PSINet Transaction Solutions Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.01 par valu|11/20/|P   | |5,000             |A  |$1.375     |6,243.63           |D     |                           |
e                          |00    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Options to Purchase Co|$2.625  |11/06|A   | |48,888     |A  |(1)  |11/06|Common Stock|48,888 |       |48,888      |D  |            |
mmon Stock, par value |        |/00  |    | |           |   |     |/10  |, par value |       |       |            |   |            |
$.01 per share        |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options become exercisable in 36 equal monthly increments beginning one month after the grant, subject to continued employment on each of such vesting dates.
SIGNATURE OF REPORTING PERSON
Roderick Lyman
DATE
January 23, 2001